Exhibit 10.16

DATED	March 27,	2019

OXFORD SCIENCES INNOVATION PLC

- and -

VACCITECH LIMITED

LEASE
Part of Second Floor, The Schrödinger Building
The Oxford Science Park
Sandford-on-Thames
Oxford

71 Queen Victoria Street
London
EC4V 4AY

Direct Dial +44 (0)20 7395 3047
Direct Fax +44 (0)20 7406 1602
Direct Email sgill@wedlakebell.com

TABLE OF CONTENTS

Page

1. DEFINITIONS AND INTERPRETATION	1
2. DEMISE	7
3. TENANT’S COVENANTS	8
4. LANDLORD’S COVENANTS	23
5. ENERGY PERFORMANCE CERTIFICATES	24
6. MISCELLANEOUS PROVISIONS	25
7. NEW LEASE	31
SCHEDULE 1	32
SCHEDULE 2	36
SCHEDULE 3	38
SCHEDULE 4	41

-i-

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease
LR2. Title Number(s)

LR2.1 Landlord’s title number(s)

Title number(s) out of which this lease is granted. Leave blank if not registered.

LR2.2 Other title numbers

Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made.

LR3. Parties to this lease

Give full names, addresses and company’s registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix. For foreign companies give territory in which incorporated.

Landlord

OXFORD SCIENCES INNOVATION PLC company registration number 09093331 whose registered office is at King Charles House, Park End Street, Oxford, OX1 1JD (Landlord).

Tenant

VACCITECH LIMITED company registration number 9973585 whose registered office is at The Schrödinger Building, Heatley Road, Oxford Science Park, Oxford OX4 4GE (Tenant)

Other Parties

None

Specify capacity of each party, for example “management company”, “guarantor”, etc.

LR4. Property

Insert a full description of the land being leased or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The land demised by this Lease is known as part Second Floor, The Schrödinger Building, The Oxford Science Park, Sandford-on- Thames, Oxford defined as the Demised Premises in clause 1.1.

LR5. Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

In LR5.2, omit or delete those Acts which do not apply to this Lease.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

LR5.2 This lease is made under, or by reference to, provisions of:

None

LR6. Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

The term as specified in this lease at clause 2
LR7. Premium Specify the total premium, inclusive of any VAT where Payable	None

LR8. Prohibitions or restrictions on disposing this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibits or restricts dispositions.
LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

Clause 3.22

LR9.3 Landlord’s contractual rights to acquire this lease

None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

None
LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1 Easements granted by this lease for the benefit of the Property

See Schedule 1 Part 2

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

See Schedule 1 Part 3

LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	N/A

LR13. Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restrictions are set out in Schedule 4 to the Land Registration Rules 2003.

None

LR14. Declaration of trust where there is more than one person comprising the Tenant

If the Tenant is one person, omit or delete all the alternative statements.

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

Not applicable

THIS LEASE is made on  March 27, 2019

BETWEEN:

1.	OXFORD SCIENCES INNOVATION PLC (company number 09093331) whose registered office is at King Charles House, Park End Street, Oxford, OX1 1JD (Landlord); and

2.	VACCITECH LIMITED (company number 9973585) whose registered office is at The Schrödinger Building, Heatley Road, Oxford Science Park, Oxford OX4 4GE (Tenant).

NOW THIS DEED WITNESSETH as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Throughout this Lease including the Schedules the following words, and expressions have the following meanings:

“Adjoining Property” any adjoining or neighbouring property belonging to the Landlord from time to time.

“Agreement for Lease” the Agreement for Lease relating to the Demised Premises and other parts of the Building dated 6 April 2018 and made between The Oxford Science Park Limited (1) and Oxford Sciences Innovation plc (2).

“Base Rate” either the base rate of National Westminster Bank Plc for the time being in force (or such other Bank being a member of the Committee of London Clearing Banks as the Landlord may from time to time nominate) or if no such base rate can be ascertained then such alternative rate at the relevant time which the Landlord may reasonably specify in writing in substitution therefor.

“Building” the building known as The Schrödinger Building shown edged green on plan C annexed to the Superior Lease.

“Building Services” the services specified in Part II of Schedule 3 of the Superior Lease.

“Car Park” the car parking areas within the Plot.

“Commercial Rent Arrears Recovery” the procedure by which a landlord can recover rent arrears due under a commercial lease from a tenant pursuant to the Tribunals, Courts and Enforcement Act 2007.

“Common Parts” the footpaths, entrance ways, lift, lift shaft, staircases, courtyard, walkways and landscaped areas and other areas which are from time to time during the Term provided by the Landlord or the Superior Landlord for the common use and enjoyment of the occupants of the Building or the Second Floor.

“Conduits” pipes, sewers, drains, soakaways, channels, culverts, gullies, watercourses, sumps, ducts, shafts, flues, wires, cables or any other conducting media whatsoever.

“Demised Premises” the land described in Part 1 of Schedule 1 hereto and each and every part thereof together with all additions alterations and improvements thereto (other than tenant’s fixtures and fittings) and all Landlord’s fixtures and fittings from time to time therein.

“Environmental Performance” all or any of the following:

(a)       the consumption of energy and associated generation of greenhouse gas emissions;

(b)       the consumption of water;

(c)       waste generation and management; and

PLAN D

Occupier A
Plant Room 1 (Occupiers A & B)
Occupier B
Plant Room 2 (Occupier C Only)
Occupier C

n

1:500 — 0m, 2.5, 5, 7.5, 10, 15, 20, 25

rev.	date	description	drn	chk'd
-	-/-/-	-	-	-

NOTES

© Copyright Bidwells LLP

client: Oxford Sciences Innovation

project: Schrodinger 2nd Floor, Oxford Science Park

dwg title: **Occupier C - Lease Plan**

discipline	drawn	chk'd	date	scale @ A4
BUILDING SURVEYING	CJB	SP	14/12/2018	1:500

project no.	dwg no.	rev.	status
42454	L003		LEASE

BIDWELLS
Trumpington Road
Cambridge CB2 9LD
t: 01223 841841
f: 01223 845150
bidwells.co.uk

any other environmental impact arising from the use or operation of the Demised Premises or the Science Park.

“EPC” an energy performance certificate and recommendation report as defined in the Energy Performance of Buildings (England and Wales) Regulations 2012 as amended or updated from time to time.

“Event of Insolvency” in respect of a company any one or more of the following:

(a)	it shall be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986;

(b)	a voluntary arrangement is made under Part I of the Insolvency Act 1986;

(c)	a receiver or manager (including an administrative receiver) or trustee or similar officer is appointed over all or any of its assets;

(d)	an administration order is made;

(e)	a provisional liquidator is appointed;

(f)	it goes into liquidation either voluntary or compulsory (other than a voluntary liquidation entered into solely for the purpose of amalgamation or reconstruction while solvent in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies);

In respect of an individual any one or more of the following:

(h)	he shall appear to be unable to pay his debts or any of them or appear to have no reasonable prospect of being able to pay a debt within the meaning of Section 268 of the Insolvency Act 1986;

(i)	an application is made for an interim order or a proposal is made for a voluntary arrangement under Part VIII of the Insolvency Act 1986;

(j)	a petition is presented under Part IX of the Insolvency Act 1986;

(k)	he enters into any deed of arrangement or composition with his creditors;

(l)	a receiver is appointed under the Mental Health Act 1983.

“Existing EPC” a copy of the EPC for the Demised Premises reference number 0970-1974-0388-5630-9024.

“Insured Risks” loss or damage by fire, lightning, explosion (including that of boilers and heating apparatus), aircraft and other aerial devices (other than hostile aircraft or aerial devices) or articles dropped therefrom, earthquake, riot and civil commotion, malicious damage, storm or tempest, bursting or overflowing of water tanks, apparatus or pipes, flood, impact by road vehicles, subsidence, slip or heave, and against third party claims and of property owners liability and against the risks of breakdown and third party claims in respect of the lifts (if any) and of the plate glass (if any) against breakage through impact or otherwise and in addition such other insurance in respect of the Building as the Superior Landlord may from time to time reasonably require to be effected hereunder subject in all cases to any excesses exclusions or limitations as may be imposed by the insurers or underwriters and without prejudice to the generality of the foregoing in the case of terrorism insofar as cover is available on reasonable terms in the London insurance market.

“Landlord” the party of the first part including the estate owner for the time being of the reversion immediately expectant upon the determination of the Term.

“Landlord’s Surveyor” any suitably qualified person or firm appointed by or acting for the Landlord (including an appropriately qualified employee of the Landlord) to perform the function of a surveyor for any purpose of this Lease.

“Latent Defect” a defect in the Demised Premises or the Building which appears within the twelve years from the Practical Completion Date (as defined in the Agreement for Lease) and which is due to a defect in design, materials, workmanship or supervision of contractors or site preparation works which existed but not was apparent on completion of the works to construct the Building.

“this Lease” this Lease any licence or consent granted pursuant hereto and any variation hereof and any deed or instrument supplemental hereto.

“Lettable Area” the accommodation on the Science Park available for letting.

“Main Access Road” the road shown coloured brown on plan A annexed to the Superior Lease.

“Permitted User” within Class B1 (a) - (c) of the Town and Country Planning (Use Classes) Order 1987.

“Planning Acts” the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any other statues for the time being in force of a similar nature.

“Plot” has the meaning ascribed by the Superior Lease.

“Prescribed Rate” the rate of interest which is from time to time three per centum per annum above the Base Rate.

“Reinstatement Value” the cost for the time being at the start of the year of insurance cover in question of reinstating and replacing the Building of which the Demised Premises form part plus a provision to cover the effect of inflation on building costs during the year of insurance and until the Demised Premises have been reinstated together with architects’ surveyors’ and other professional fees and incidental expenses and the costs of demolition and site clearance.

“Rent Commencement Date” 1 October 2018.

“Science Park” the land comprised in title numbers ON323918 and ON324755 shown for identification purposes only edged red on plan B annexed to the Superior Lease or such larger area as the Superior Landlord may designate from time to time Provided that designation of such larger area does not materially increase the amounts payable by the Tenant pursuant to clause 3.2 of this Lease.

“Science Park Services” the services specified in Part 1 of 3 of the Superior Lease.

“Second Floor” the premises demised by the Superior Lease.

“Second Floor Services” the services specified in Schedule 3.

“Superior Landlord” the landlord for the time being of the Superior Lease and any other party with title paramount.

“Superior Lease” the lease dated 13 April 2018 made between (1) The Oxford Science Park Limited (2) Oxford Sciences Innovation Plc.

“Superior Rent” the annual rent payable by the Landlord under clause 2 of the Superior Lease.

“Tenant” the party of the second part including its successors in title and in the case of an individual his personal representatives.

“Term” the term of years hereby created.

“Term Commencement Date” 1 May 2018

“Value Added Tax” value added tax under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

“1927 Act” the Landlord and Tenant Act 1927.

“1954 Act” the Landlord and Tenant Act 1954.

“1995 Act” the Landlord and Tenant (Covenants) Act 1995.

1.2	Throughout this Lease:

1.2.1	words importing the singular number only shall include the plural number and vice versa;

1.2.2	where a party comprises more than one person covenants and obligations of that party are to be construed as having been made by such persons jointly and severally;

1.2.3	any reference to any statute shall include any re-enactment consolidation and/or renewal thereof for the time being in force and any references to any statute or statutes in general shall include any order instrument plan regulation permission and direction made or issued thereunder or deriving validity therefrom.

1.3	Any covenant on the part of the Tenant not to do any act or thing includes a covenant not to suffer or permit the doing of that act or thing.

1.4	Any rights excepted or reserved to the Landlord shall be construed as also being excepted or reserved to any mortgagee of the Landlord all persons authorised by the Landlord and the Superior Landlord and any covenant by the Tenant to permit entry by the Landlord for any purpose shall be construed as permitting entry by such persons.

1.5	Whenever the consent or approval of the Landlord is required under this Lease the giving of such consent or approval shall be conditional upon the prior consent or approval of the Superior Landlord from time to time and any mortgagee of the Landlord which consent or approval the Landlord shall use all reasonable endeavours to obtain except that nothing in this lease shall be construed as imposing on the Superior Landlord any obligation (or indicating that such an obligation is imposed on the Superior Landlord by the terms of the Superior Lease) not unreasonably to refuse such consent.

1.6	Whenever a matter or issue is referred to a third party for resolution or determination under this Lease and the same or substantially the same matter or issue is referred to a third party under the Superior Lease, the same third party shall be appointed to act in relation to this Lease wherever possible.

1.7	Any consent approval authorisation or notice required or given under this Lease shall only take effect if given in writing.

1.8	All Schedules to this Lease shall be deemed to form part of this Lease.

1.9	The headings in this Lease are inserted for convenience only and shall not affect its construction or interpretation and references to a clause Schedule or paragraph are (unless otherwise stated) to a clause in and a Schedule to this Lease and to a paragraph of the relevant Schedule.

1.10	Any reference to the “end of the Term” shall mean the expiration or earlier determination of the Term and any reference to “the last year of the Term” shall mean the twelve months ending on the expiration or earlier determination of the Term (in each case howsoever the Term may be determined).

2.	DEMISE

In consideration of the rents and covenants on the part of the Tenant hereinafter reserved and contained the Landlord HEREBY DEMISES with full title guarantee to the Tenant the Demised Premises TOGETHER with the rights as mentioned in Part 2 of Schedule 1 EXCEPTING AND RESERVING as mentioned in Part 3 of Schedule 1 TO HOLD the same to the Tenant SUBJECT to all rights easements quasi-easements and privileges to which the Demised Premises are or may be subject and to the rights covenants and other matters contained or referred to in the documents details of which are set out in Part 4 of Schedule 1 for a term of years from and including the Term Commencement Date and expiring on 1 April 2028 YIELDING AND PAYING therefor during the Term and so in proportion for any less time than a year:

2.1	the yearly rent at the rate of a peppercorn (if demanded) for the period until the Rent Commencement Date and then from and including the Rent Commencement Date at the rate of £210,000 per annum (subject to review as provided for in Schedule 2) to be paid in advance (by Banker’s Order if the Landlord so requires) by equal quarterly payments on the usual quarter days in every year the first of such payments in respect of the period from the Rent Commencement Date to the day immediately before the next quarter day (both dates inclusive) to be made on the Rent Commencement Date;

2.2	within 7 days of demand an amount equal to a fair proportion of the full cost of every premium payable including any tax which may be payable thereon and other payment properly paid by the Landlord from time to time during the Term pursuant to clause 2.2 of the Superior Lease;

2.3	the amounts payable to the Landlord pursuant to clause 3.2;

2.4	interest which may be payable pursuant to clause 3.3;

2.5	any Value Added Tax which may be payable pursuant to clause 3.5;

2.6	all other sums payable by the Tenant under this Lease.

3.	TENANT’S COVENANTS

The Tenant HEREBY COVENANTS with the Landlord throughout the Term as follows:

3.1	Rent

To pay the rents hereinbefore reserved at the times and in the manner aforesaid without any deduction whatsoever (whether by way of set-off, counterclaim or otherwise).

3.2	Service Charge

To pay to the Landlord by way of service charge without any deduction whatsoever a fair and reasonable proportion of:

3.2.1	the costs expenses and outgoings paid or incurred by the Landlord in supplying and providing the services in accordance with the provisions of Schedule 3 and

3.2.2	payable by way of Service Charge under the Superior Lease.

3.3	Interest

If the rents or any other sum of money payable to the Landlord by the Tenant under this Lease shall have become due but remain unpaid for fourteen days after the same became due or if the Landlord shall refuse to accept the tender of rents by reason of a breach of covenant on the part of the Tenant to pay on demand to the Landlord interest thereon at the Prescribed Rate from the date when the same became due and until they are paid to and accepted by the Landlord (as well after as before any judgment).

3.4	Outgoings

To bear pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings whatsoever (whether or not of a capital or non-recurring nature), which now are or may at any time hereafter during the Term be charged levied assessed or imposed upon the Demised Premises or upon the owner or occupier in respect thereof save any on receipts of rent (other than Value Added Tax) or on a disposal of the Landlord’s interest in the Demised Premises.

3.5	Value Added Tax

3.5.1	Supplies made by the Landlord to the Tenant pursuant to this Lease are exclusive of Value Added Tax and if any such supplies are (or become) liable to Value Added Tax (whether or not as a result of an election by the Landlord) then notwithstanding anything contained in this Lease such Value Added Tax shall be payable by the Tenant in addition to the consideration payable for such supplies under the terms of this Lease.

3.5.2	Where under the terms of this Lease the Tenant is obliged to pay any sum which is not consideration for a supply to him but such sum is wholly or partly attributable (directly or indirectly) to a supply which is for the time being subject to Value Added Tax then notwithstanding anything contained in this Lease such sum payable by the Tenant shall be deemed for all purposes to be increased by the amount of such Value Added Tax save to the extent that the Landlord is able to obtain credit for such Value Added Tax as input tax.

3.5.3	The Landlord (or its managing agents) shall render a receipted tax invoice in respect of taxable supplies made pursuant to this Lease promptly upon receipt of payment for the same.

3.5.4	For the purposes of this clause 3.5 the expressions “supply” “taxable supply” “input tax” and “tax invoice” shall bear the same meanings as they do in the Value Added Tax Act 1994.

3.6	Landlord’s Costs

To pay to the Landlord (and where appropriate, the Superior Landlord) on demand all reasonable and proper costs and expenses including solicitors’ surveyors’ and other professional fees) of and incidental to:

3.6.1	the preparation and service of any notice under Section 146 of the Law of Property Act 1925 and/or incurred in or in proper contemplation of proceedings under Section 146 and/or 147 of that Act notwithstanding in any such case that forfeiture may be avoided otherwise than by relief granted by the Court unless the Court otherwise directs;

3.6.2	the preparation and service of any notice relating to a schedule of dilapidations and of any such schedule itself by the Landlord and whether or not the same is served during or within three (3) months after the end of the Term but relating in all cases only to dilapidations which accrued prior to the end of the Term;

3.6.3	all applications by the Tenant for any consent or approval of the Landlord or the Landlord’s Surveyor or the Superior Landlord required by this Lease or the Superior Lease including such fees and expenses actually incurred in cases where consent is refused or the application is withdrawn except when a court determines that consent was unreasonably withheld;

3.6.4	subject to clause 3.6.5 the recovery of rent or other monies due and payable hereunder or to the remedying of any breach of covenant on the part of the Tenant herein contained;

3.6.5	any action for the recovery of rent arrears under Commercial Rent Arrears Recovery;

3.6.6	making good any damage to any Adjoining Property caused by the Tenant or any employee or licensee of the Tenant;

3.6.7	carrying out works to the Demised Premises to improve the Environmental Performance where the Tenant in its absolute discretion has consented to the Landlord doing so.

3.7	Repair

To repair and keep the Demised Premises in good and substantial repair and condition and shall rebuild and renew as necessary (damage by any of the Insured Risks always excepted save where the payment of any of the insurance monies shall be withheld or refused by reason of any act or default of the Tenant any undertenant or their respective servants agents or licensees).

3.8	Decoration and Maintenance

As often as may be necessary to paint with at least two coats of paint of a colour which if different from the colour previously used shall first be approved by the Landlord (such approval not to be unreasonably withheld or delayed) and to varnish, paper, plaster or otherwise treat all the parts of the Demised Premises as are usually or ought to be varnished papered plastered or treated (as appropriate) and generally to carry out all such work with good quality materials of their several kinds available and in accordance with good standards of workmanship.

3.9	Cleaning of Demised Premises etc.

3.9.1	As often as shall be necessary to clean treat and/or wash in an appropriate manner to the reasonable satisfaction of the Landlord’s Surveyor all glass and other surfaces and finishes of the Demised Premises which ought normally to be so cleaned treated and/or washed.

3.9.2	Not to store or stack any goods crates boxes or other things outside the Building save in areas designated for such purpose.

3.9.3	Not to obstruct or interfere with the free use of any roads or highways giving access to the Building whether by the parking of vehicles or the deposit of materials thereon.

3.9.4	To clean regularly and insofar as practicable preserve in good condition all carpets (if any) belonging to the Landlord and replace the same as often as may be necessary and in any event in the last year of the Term replace with carpet of no less a quality and of similar appearance.

3.10	Entry to View

To permit the Landlord during normal business hours with or without workmen and all necessary tools and appliances on prior appointment after giving not less than two days’ prior notice (except in emergency) to the Tenant to enter and remain (for such reasonable period of time as may be necessary) upon the Demised Premises:

3.10.1	to view the state of repair and condition thereof and to take a schedule of the Landlord’s fixtures and fittings and of any dilapidations;

3.10.2	(where such works are not reasonably practicable without entry onto the Demised Premises) for the purpose of rebuilding or executing repairs and alterations to any adjoining or neighbouring premises belonging to the Landlord and to clean empty repair or replace any of the Conduits belonging to the same;

3.10.3	to ascertain whether anything has been done which constitutes a breach or non-performance of any of the covenants contained in this Lease;

3.10.4	to exercise the rights excepted and reserved to the Landlord by this Lease;

3.10.5	to inspect and measure the Demised Premises for all purposes connected with the operation or implementation of the provisions of Schedule 2 or for any intended or pending step under the provisions of Part II of the Landlord and Tenant Act 1954;

3.10.6	to comply with its obligations under the Superior Leases;

3.10.7	for any other reasonable purpose properly connected with the interest of the Landlord in the Demised Premises subject to the person exercising such rights making good any damage caused to the Demised Premises thereby as soon as is reasonably practicable to the Tenant’s reasonable satisfaction and complying with the Tenant’s reasonable requirements relating to security, privacy, hygiene and safety which have been notified to the Landlord.

3.11	Compliance with Notice

To comply with any notice given by the Landlord requesting the Tenant to remedy any breach of the Tenant’s covenants within two calendar months after the giving of such notice or sooner if requisite and if the Tenant fails to comply with any such notice it shall be lawful (but not obligatory) for the Landlord (without prejudice to the right of re-entry hereinafter contained) to enter and remain upon the Demised Premises with or without workmen and with all necessary tools and appliances to make good the Demised Premises at the cost of the Tenant which proper cost shall be repaid by the Tenant to the Landlord within 14 days of demand together with all solicitors’ surveyors’ and other professional fees and other expenses which may be incurred by the Landlord in connection therewith together with interest thereon at the Prescribed Rate from the date on which the said expenditure is demanded by the Landlord until the date of actual payment.

3.12	Overloading of Demised Premises

Not to suspend any heavy load from the ceilings or main structure of the Demised Premises or the Building nor to load or to use the floors of the Demised Premises or the structure or curtilage of the Building in any manner which will in any way impose a weight or strain in excess of that which the same are constructed to bear with due margin for safety.

3.13	User Prohibited

3.13.1	Not to bring into the Demised Premises or to place or store in the Demised Premises any article or thing which is or may become dangerous, offensive, combustible, inflammable, radioactive or explosive other than such normal substances as may be employed in non-hazardous quantities in connection with the Permitted User but where any such normal substances are or may become dangerous, offensive, combustible, inflammable, radioactive or explosive then the Tenant will comply with all the requirements of the insurers of the Building and all statutes in relation to their supply use storage and/or disposal.

3.13.2	Not to use the Demised Premises for any noisy offensive or dangerous trade manufacture business or occupation nor for any illegal or immoral purpose nor permit any person to reside or sleep upon the Demised Premises nor do on the Demised Premises any act matter or thing whatsoever which in the reasonable opinion of the Landlord or the Superior Landlord may be or tend to become a nuisance damage or disturbance to the prejudice of the Landlord the Superior Landlord or to the owners or occupiers of any adjoining or neighbouring property or any of them Provided That the foregoing shall not prevent the use of the Demised Premises permitted by and in accordance with this Lease.

3.13.3	Not to discharge anything into the Conduits which will or may be corrosive or harmful or which may cause any obstruction or deposit therein.

3.13.4	Not to use the Demised Premises for any public meeting exhibition or entertainment or as a club.

3.13.5	Not to hold any sale by auction thereon or to play or use thereon any musical instrument gramophone wireless loudspeaker or similar apparatus so as to be audible outside the Demised Premises.

3.13.6	Not to use the Demised Premises for the purpose of any betting transactions within the meaning of the Gambling Act 2005 or for gaming within the meaning of the Gambling Act 2005 with or between persons resorting to the Demised Premises.

3.13.7	Not to make any application for a betting office licence or a licence or registration under the Gambling Act 2005 in respect of the Demised Premises.

3.13.8	Not to overload any structural part of the Building.

3.14	User

3.14.1	Not to leave the Demised Premises continuously unoccupied for more than twenty- one days without notifying the Landlord and providing such caretaking or security arrangements as the Superior Landlord and/or its insurers shall require (in the case of the Landlord acting reasonably) in order to protect the Demised Premises from vandalism theft damage or unlawful occupation.

3.14.2	Not to use or permit the use of any part of the Demised Premises for any purpose other than the Permitted User.

3.15	Alterations and Additions

3.15.1	Not to make any alteration or addition to any part of the structure of the Building or the external elevations thereof nor to merge the Demised Premises with any adjoining premises and not to alter or change any of the architectural features (whether external or internal) of the Demised Premises.

3.15.2	Not without the consent of the Landlord nor otherwise than in accordance with plans approved by the Landlord (such consent and approval not to be unreasonably withheld) and under the supervision and to the reasonable satisfaction of the Landlord’s Surveyor to make any other alteration or addition in or to the Demised Premises or any part thereof including in particular any Conduits electrical equipment and installations of any description Provided that:

(a)	the Landlord may in its proper discretion seek such advice as the Landlord shall require from surveyors and other professional advisers in connection with any such application for consent;

(b)	the Landlord may as a condition of giving any such consent and approval require the Tenant to enter into such covenants with the Landlord as the Landlord may reasonably require in regard to the execution of any such works or otherwise;

(c)	the Tenant shall if so requested by the Landlord on reasonable prior notice reinstate the Demised Premises at the end or sooner determination of the Term;

(d)	the Tenant shall not make any addition or alteration to the Demised Premises which might weaken the structure of the Building;

(e)	in the case of any works of a substantial nature if the Landlord shall so require prior to the commencement of such works the Tenant shall provide adequate security on terms reasonably required by the Landlord in the form of a deposit of money or the provision of a bond to ensure that any alterations which may from time to time be permitted by the Landlord shall be fully completed;

(f)	the Landlord may in its absolute discretion refuse its consent to any alteration addition or amendment to the Demised Premises which may be visible from the exterior of the Building;

(g)	the Landlord will not unreasonably withhold or delay consent to non- structural internal alterations;

(h)	all proposals for any alterations or additions to the Demised Premises shall first be submitted by the Tenant to the Landlord accompanied by all relevant detailed plans, drawings, elevations, sections and specifications and such other information as may be reasonably required.

3.15.3	All alterations or additions to the electrical equipment and installations of the Demised Premises shall be carried out in accordance with the terms conditions and recommendations from time to time laid down by the Institution of Electrical Engineers and the regulations of the electricity supply authority.

3.15.4	Notwithstanding the foregoing not at any time to commence any development within the meaning of the Planning Acts in relation to the Demised Premises without the Landlord’s prior consent which shall not be unreasonably withheld provided that it shall in any event be reasonable for the Landlord to withhold its consent unless the Landlord shall first be satisfied that the proposed development is properly authorised by law and that the Tenant will indemnify and keep the Landlord fully and effectually indemnified from and against any tax charge or levy for which the Landlord may become liable as a result of any such proposed development being carried out by the Tenant.

3.15.5	Not without the consent of the Landlord to change or make any application to change the name of the Building from The Schrodinger Building.

3.15.6	Not to install blinds at the Demised Premises other than blinds which are Shade Tech Beta Screen 70, colour BS702 charcoal/grey, without the Landlord’s consent.

3.16	Advertisements

Not to affix or exhibit in or upon any part of the exterior of the Demised Premises any bill placard advertisement flashlight or other sign except such as shall previously have been approved (as to design, size and positioning) by the Landlord.

3.17	Encroachments etc.

Not in any way to stop up or darken any window or opening in the Demised Premises nor to stop up or obstruct any access of light enjoyed by the Demised Premises nor to permit any wayleave easement privilege or encroachment to be made or acquired over against or upon the Demised Premises and forthwith upon the Tenant becoming aware of any of the same or circumstances which may give rise to the same to give notice thereof to the Landlord and to permit the Landlord to enter and remain upon the Demised Premises for the purpose of ascertaining the nature of any such wayleave easement privilege or encroachment and at the joint cost of the Landlord and the Tenant to adopt such means as the Landlord may properly require for preventing any encroachment and the acquisition or continued enjoyment of any wayleave easement or privilege.

3.18	Rights of Light

Not to give to any third party any acknowledgement that the Tenant enjoys the access of light to any window or opening in the Demised Premises by the consent of such third party nor to pay to such third party any sum of money nor to enter into any agreement with such third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light to any such window or opening and in the event of any third party doing or threatening to do anything which obstructs the access of light to any such window or opening to give immediate written notice thereof to the Landlord and to permit the Landlord to bring such proceedings as it may think fit in the name of the Tenant and at the joint cost of the Landlord and the Tenant against any such third party in respect thereof.

3.19	Claims for Destruction of Light

Not to bring any action or make any claim or demand on account of any diminution of light or air to the Demised Premises or any window or opening therein in consequence of the erection or alteration of any building on any land adjoining neighbouring or opposite to the Demised Premises for which the Landlord may give its consent pursuant to any power reserved by this Lease or in respect of any easement right or privilege granted or to be granted by the Landlord for the benefit of any building erected or to be erected on any land adjoining neighbouring or opposite to the Demised Premises and (if reasonably required) to concur with the Landlord at the Landlord’s expense in any consent which the Landlord may give or any grant which the Landlord may make.

3.20	Insurance

3.20.1	Forthwith on becoming aware of the same to give written notice to the Landlord of any damage or destruction to the Demised Premises or any matter in respect of which a claim may be made under any policy of insurance effected hereunder.

3.20.2	If the Demised Premises or the Building shall be destroyed or damaged by any of the Insured Risks and the payment of any of the insurance monies under any insurance against the same shall be withheld or refused by reason solely or in part of any act or default of the Tenant or any undertenant or their respective servants agents or licensees then and in every such ease the Tenant will forthwith pay to the Landlord the whole or (as the case may require) the withheld or refused portion of such insurance monies.

3.20.3	Not to do any act or thing whereby any insurance effected in respect of the Demised Premises, the Building or any adjoining or neighbouring property would or might be vitiated or prejudiced and not without the written consent of the Landlord to do or omit to do anything whereby an increased or additional premium in respect of any such insurance (which shall in any event be borne by the Tenant) may become payable.

3.20.4	If the Tenant shall become entitled to the benefit of any insurance on the Demised Premises then the Tenant shall hold all monies received by virtue of such insurance upon trust for the Landlord for making good the loss or damage in respect of which the same shall have been received.

3.21	Alienation Prohibited

3.21.1	Not to charge assign or transfer part only of the Demised Premises.

3.21.2	Not to part with possession or share the occupation of the Demised Premises or any part thereof other than by way of an assignment permitted under clause 3.22 provided that the Tenant may share the occupation of the Demised Premises with any company which is within the same group as the Tenant within the meaning of Section 42 of the 1954 Act so long as the Tenant previously gives prior written notice to the Landlord of the company occupying the Demised Premises, no tenancy is thereby created and such company vacates upon it ceasing to be a member of such group.

3.21.3	Not to hold or occupy the Demised Premises or any part thereof as trustee or agent or otherwise for the benefit of any other person.

3.22	Assignment Permitted

3.22.1	Not to assign or transfer the whole of the Demised Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld subject to the terms contained in clauses 3.22.2 to 3.22.9 (inclusive),

3.22.2	Before any proposed assignment of the Demised Premises, to give the Landlord written notice of its intention to assign together with full and accurate particulars of the proposed assignee and the proposed terms and supplying reasonable evidence of the offer and simultaneously shall make a written offer to the Landlord to make an absolute surrender of this Lease with vacant possession and such offer shall remain open for acceptance within 14 days.

3.22.3	If the Landlord does not within 14 days after receiving written notice under clause 3.23 give the Tenant written acceptance of such offer and then complete a surrender of this Lease on the terms of this clause 3.22 then the Tenant shall (subject to the terms contained in clauses 3.22.5 to 3.22.9) be free to assign this Lease to the proposed assignee referred to in clause 3.22.2 on terms no less beneficial to the Tenant than the terms of such offer to the Landlord.

3.22.4	If the Landlord accepts the offer to surrender the following conditions of sale shall apply:

(a)	The estate and interest of the Tenant in the Demised Premises and the Tenant’s and trade fixtures and fittings shall be sold subject to the edition of the Standard Conditions of Sale current at the date when the contract is concluded so far as they are applicable to and not inconsistent with or varied by this Lease;

(b)	the surrender shall be completed on the first working day after the expiration of 4 weeks (or such other period as may be agreed) from the date of service by the Landlord of the written acceptance of the offer;

(c)	the surrender shall be made with full title guarantee free from all mortgages and charges;

(d)	the sale shall be on the footing that the Tenant knows of no overriding interest affecting the Tenant’s estate and interest in the Demised Premises other than those disclosed in the offer and those apparent on inspection;

(e)	completion of the surrender shall not prejudice the rights of either party in respect of any antecedent breach of covenant or default by the other.

3.22.5	The Landlord may withhold its consent to a proposed assignment or transfer if any one or more of the following circumstances (which are specified for the purpose of Section 19(1 A) of the 1927 Act) exist:

(a)	any sum properly due from the Tenant under this Lease remains unpaid;

(b)	in the Landlord’s reasonable opinion there is at the date of the application for consent to assign any material outstanding breach of any of the Tenant’s covenants or other terms of this Lease;

(c)	the proposed assignee or transferee (or any guarantor required under clause (b)) has or will have immunity from suit or legal process in relation to any breach of any covenants or conditions contained in this Lease;

(d)	the proposed assignee or transferee (or any guarantor required under clause (b)) is a corporation registered in a jurisdiction in which there is no reciprocity of treatment for the enforcement of judgments obtained in England and Wales;

(e)	the proposed assignee or transferee is a company which is in the same group (within the meaning of Section 42 of the 1954 Act) as the Tenant;

(f)	that in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to comply with the tenant’s covenants under this Lease.

3.22.6	Clause 3.22.5 shall operate without prejudice to the right of the Landlord to refuse such consent on any other ground or grounds where such refusal would be reasonable.

3.22.7	The Landlord may impose any one or more of the following conditions (which are specified for the purpose of Section 19(1 A) of the 1927 Act):

(a)	a requirement that the assigning Tenant and in the event of a previous unauthorised assignment a former tenant (as defined in Section 16(6) of the 1995 Act) each separately execute as a deed and deliver to the Landlord prior to the assignment in question an authorised guarantee agreement in a form reasonably required by the Landlord;

(b)	a requirement that (to the extent permitted by law) any surety for the assigning tenant is made party to any authorised guarantee agreement entered into by the assigning tenant in order to guarantee the obligations of the assigning tenant contained in the authorised guarantee agreement;

(c)	if the Landlord reasonably so requires a requirement that third party guarantors reasonably acceptable to the Landlord are provided who execute in favour of the Landlord and deliver to the Landlord prior to the assignment in question a deed of covenant in the terms of the covenants for a surety in a form reasonably required by the Landlord;

(d)	if the Landlord reasonably so requires the assignee enters Into a rent deposit deed in the form reasonably required by the Landlord with the Landlord prior to the assignment providing for a deposit of not less than three months’ yearly rent (plus VAT) (calculated as at the date of the assignment but after the end of any rent free period) as security for the assignee’s performance of the tenant’s obligations in this lease.

3.22.8	Clause 3.22.7 shall operate without prejudice to the right of the Landlord to impose further conditions upon a grant of consent where such imposition would be reasonable.

3.22.9	The Tenant shall give notice to the Landlord in writing within fifteen working days of the Tenant becoming aware of the death of any individual who has covenanted with the Landlord as surety or of an Event of Insolvency arising in respect of a surety. If so required by the Landlord at the expense of the Tenant the Tenant shall within two (2) months of such event procure that some other individual or company acceptable to the Landlord acting reasonably shall covenant with the Landlord as surety in the terms of clause (c) in place of such individual or company.

3.23	Underletting Prohibited

3.23.1	Not to underlet the whole or any part of the Demised Premises.

3.24	Disclosure of Information

Upon making an application for any consent or approval which is required under this Lease the Tenant shall disclose to the Landlord such information as the Landlord may reasonably require.

3.25	Registration

3.25.1	Within twenty-one days after any assignment transfer underlease mortgage charge or other devolution of this Lease or any derivative interest to give notice thereof in duplicate to the Landlord’s solicitor for registration together with a certified copy of the deed document or instrument effecting such assignment transfer underlease mortgage charge or other devolution and to pay or cause to be paid to the Landlord’s Solicitors or as the Landlord may from time to time direct a fee of Fifty Pounds (£50.00) or such higher fee as the Landlord may reasonably require for the registration thereof together with any fee payable for registration of the same under the Superior Lease.

3.25.2	Where a deed of transfer or deed of assignment of the Demised Premises or an underlease is registerable at the Land Registry the Tenant shall procure the registration of such deed of transfer or deed of assignment or underlease as soon as reasonably practicable after the date of the same and within one month of completion of the registration give notice in writing to the Landlord.

3.26	Schedule of Underlettings etc.

If and when called upon by the Landlord so to do to supply to the Landlord from time to time a schedule containing full details (including for the avoidance of doubt particulars of rent and any review dates) of all subsisting underlettings and occupiers of the Demised Premises.

3.27	Compliance with Statutes

3.27.1	To comply with the provisions of all statutes now or hereafter to be passed which affect the Demised Premises or the Tenant’s user thereof including the execution of all works required to be done or executed pursuant thereto whether by the owner and/or the landlord and/or the tenant thereof and to comply with any notices which may be served by any competent authority and not to do on the Demised Premises any act or thing whereby the Landlord may become liable to pay any penalty imposed by or to bear the whole or any part of any expenses incurred under any such statute.

3.27.2	To comply with all requirements from time to time of the appropriate authority in relation to fire precautions and means of escape from the Demised Premises in case of fire or other emergency insofar as such escape route is located within the Demised Premises and at the expense of the Tenant to keep the Demised Premises sufficiently supplied and equipped with fire-fighting and extinguishing apparatus and appliances of a type to be approved from time to time by the appropriate authority and by the Landlord’s insurers and suitable in all respects to the type of user or business or trade carried on upon the Demised Premises.

3.28	Planning Acts

3.28.1	To obtain so often as occasion shall require all planning permissions licences consents and approvals as may be required under the Planning Acts for the carrying out by the Tenant of any development on the Demised Premises within the meaning of the Planning Acts or for the continuance thereof by the Tenant but so that the Tenant shall not make any application for planning permission or give any notice to any authority of an intention to commence or to carry out any development without the previous consent of the Landlord (such consent not to be unreasonably withheld) and so that the Tenant shall (if and insofar as it is lawful for the parties hereto to make such an arrangement) indemnify the Landlord against all charges payable in respect of any such application.

3.28.2	Forthwith after the grant of any planning permission or refusal of any application therefor made by the Tenant to give to the Landlord full particulars in writing thereof and supply a copy thereof for the retention of the Landlord and in the case of a refusal of such an application or a grant subject to conditions which the Landlord considers unreasonable forthwith if the Landlord reasonably so requires at the Landlord’s expense to give notice of appeal thereof to the competent authority and to proceed diligently with such appeal and to keep the Landlord informed of the progress thereof.

3.28.3	Without prejudice to the provisions of any other covenant by the Tenant under this Lease not to implement any planning permission until a copy of the same has been submitted to the Landlord and acknowledged by it as satisfactory (such acknowledgement not to be unreasonably withheld) Provided That the Landlord may refuse so to express its satisfaction with any such planning permission on the ground that any provision or condition would in the reasonable opinion of the Landlord be or be likely to be (whether during the Term or following its determination) prejudicial to the Landlord’s interest in the Demised Premises or the Building or any adjoining or neighbouring property belonging to the Landlord.

3.28.4	To comply with all conditions imposed by any planning permission implemented by the Tenant during the Term and if the Landlord reasonably so requires where a planning permission is granted subject to conditions to provide adequate security for the compliance with such conditions on terms reasonably required by the Landlord in the form of a deposit of money or the provision of a bond prior to the implementation by the Tenant of such planning permission.

3.28.5	Unless the Landlord shall otherwise direct to carry out before the end or sooner determination of the Term (howsoever the same may be determined) any works stipulated to be carried out to the Demised Premises by a date subsequent to such end or sooner determination as a condition of any planning permission which may have been granted to and been implemented by the Tenant or any person deriving title under the Tenant.

3.28.6	If called upon so to do to produce to the Landlord all plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this covenant have been complied with.

3.28.7	Not without the consent of the Landlord to enter into any agreement under the Planning Acts.

3.28.8	Not without the consent of the Landlord to serve any notice under Planning Acts requiring any authority to purchase the interest of the Tenant in the Demised Premises.

3.29	Statutory Notices

3.29.1	Within seven days of the receipt of any notice order permission refusal requisition or direction or proposal for the same made given or issued to the Tenant by any competent authority under or by virtue of any statutory powers or forthwith upon the happening of any occurrence which may be capable of materially adversely affecting the Landlord’s interest in the Demised Premises the Tenant shall deliver full particulars thereof to the Landlord and if so required by the Landlord thereafter to produce a copy of the same to the Landlord and without delay to take all reasonable and necessary steps to comply with the same.

3.29.2	To make or join with the Landlord at the joint cost of the Landlord and the Tenant in making such objections or representations against or in respect of any such notice order permission refusal requisition or direction or proposal for the same as the Landlord shall deem expedient unless contrary to the Tenant’s own business interests.

3.30	Reletting Arrangements

To permit the Landlord or its agents to fix and retain in a conspicuous position on the Demised Premises a notice-board during the last six months of the Term in respect of the reletting of the same and at any time during the Term in respect of the sale of the interest of the Landlord in the same (but not so as to restrict or interfere unreasonably with access to or the access of light and air to the Demised Premises) and not to take down or obscure the said notice-board and to permit all persons accompanied by the Landlord or its agents to view the Demised Premises during normal business hours after the giving of not less than twenty-four hours’ prior notice subject to compliance with the Tenant’s reasonable requirements relating to security privacy hygiene and safety where such requirements have been notified to the Landlord.

3.31	Defects

To notify the Landlord promptly upon becoming aware of any defect in the Demised Premises which might give rise to a duty imposed by common law or statute on the Landlord in favour of the Tenant or any other person.

3.32	Indemnity

3.32.1	To indemnify and keep indemnified the Landlord against all losses costs damage and expenses (including professional fees properly incurred by the Landlord) incurred or sustained by the Landlord as a consequence of any breach of the covenants by the Tenant set out herein or implied Provided That such indemnity shall extend to all costs and expenses properly incurred by the Landlord in connection with any steps which the Landlord may (at its absolute discretion but without being in any way obliged so to do) take to remedy any such breach and shall be without prejudice to any other rights or remedies of the Landlord in respect of any such breach.

3.32.2	To indemnify and keep indemnified the Landlord against liability in respect of any injury to or the death of any person or damage to any property movable or immovable or the infringement disturbance or destruction of any right easement or privilege or otherwise by reason of or arising directly or indirectly out of the repair or condition of the Demised Premises or any alteration thereto by the Tenant or any person deriving title under the Tenant or the Permitted User and against all actions proceedings costs expenses claims and demands of whatsoever nature in respect of any such liability or alleged liability.

3.33	Yield Up

At the end or sooner determination of the Term quietly to yield up to the Landlord the Demised Premises free from any third party rights of occupation and having removed the Tenant’s chattels and effects.

3.34	Regulations

To observe duly and perform the stipulations and regulations set out in Schedule 4 and such reasonable and proper regulations and instructions as the Superior Landlord may from time to time make or give in connection with the management or administration of the Building and/or the Science Park.

3.35	Covenants in Documents

To observe and perform the agreements covenants and stipulations contained or referred to in the documents referred to in Part 4 of Schedule 1 and to indemnify the Landlord in relation to any breach thereto attributable to the Tenant so far as they concern any act matter or thing to be done on the Demised Premises.

3.36	Superior Leases

To perform and observe the covenants (other than the payment of rent) on the part of the tenant contained in the Superior Lease so far as they relate to the Demised Premises and not to do anything to put the Landlord in breach of the covenants on the part of the tenant contained in the Superior Lease so far as they relate to the Demised Premises.

3.37	Second Floor Common Parts

To light cleanse repair maintain and replace (as often as occasion shall reasonably require) on the furniture meeting rooms corridors or other structures facilities and amenities forming part of the Second Floor and intended for the common use or benefit of the occupiers of the Second Floor (the “Second Floor Common Parts”).

3.38	Regulations

To observe and duly perform the Landlord’s reasonable and proper regulations from time to time relating to the use of and to security over the Second Floor Common Parts.

4.	LANDLORD’S COVENANTS

The Landlord HEREBY COVENANTS with the Tenant as follows:

4.1	Quiet Enjoyment

That the Tenant paying the rents hereby reserved and observing and performing the covenants conditions and stipulations herein contained and on the part of the Tenant to be observed and performed shall and may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person rightfully claiming under or in trust for the Landlord.

4.2	Insurance

4.2.1	Use all reasonable endeavours to procure that the Superior Landlord complies with its obligations relating to insurance in the Superior Lease provided that if the Superior Landlord has not fully reinstated the Demised Premises or the accesses thereto within a period of three years from the date of damage or destruction either the Landlord or the Tenant shall be entitled to terminate this Lease by giving notice to the other and on giving of such notice the Term shall cease and determine but without prejudice to the rights of either party hereto in respect of any antecedent breach of covenant.

4.3	Services

Subject as otherwise herein provided to perform the Second Floor Services and to use reasonable endeavours to procure that the Superior Landlord performs the Building Services and the Science Park Services in both cases as from time to time necessary under the principles of good estate management provided that:

4.3.1	the Landlord shall not be liable to the Tenant in respect of any interruption in any of the services which the Landlord does provide or supply by reason of any necessary inspection repair or maintenance of any plant or equipment or any damage thereto or by reason of mechanical or other defect or breakdown or inclement weather conditions or shortage of fuel materials water or labour or by reason of any circumstances whatever beyond the control of the Landlord provided that the Landlord shall procure that the services will be restored as soon as reasonably practicable;

4.3.2	the Tenant shall have no claim against the Landlord in respect of any defect or want of maintenance repair amendment renewal or cleansing unless the Landlord has had notice thereof and has failed to remedy the same within a reasonable period thereafter.

4.4	Superior Lease

To pay the rent reserved by the Superior Lease and to observe and perform the tenant’s covenants in the Superior Lease (insofar as the Tenant is not liable for such observance and performance) under its covenants herein contained.

5.	ENERGY PERFORMANCE CERTIFICATES

5.1	Tenant covenants

5.1.1	The Tenant shall permit the Landlord at reasonable times after reasonable notice (except in emergency) to enter the Demised Premises in order to take the measurements and carry out the calculations required for the production of an EPC in respect of the Demised Premises or any part of them, subject to the person exercising such rights making good any damage thereby caused to the Demised Premises.

5.1.2	On demand the Tenant shall supply the Landlord with the information required for the production of an EPC in respect of the Demised Premises, including without limitation information regarding energy consumption and equipment.

5.1.3	The Tenant shall not obtain an EPC in respect of the Demised Premises or any part of them without the prior written consent of the Landlord and if the Landlord grants such consent then:

(a)	the EPC shall be obtained by the Tenant from a reputable and appropriately qualified energy assessor at the Tenant’s own cost; and

(b)	the Tenant shall notify the Landlord in writing when an EPC has been obtained in respect of the Demised Premises or any part of them and its notice shall include a copy of the EPC and the reference number for the EPC.

5.2	Landlord covenants

5.2.1	On demand the Landlord shall supply the Tenant with the information required for the production of an EPC in respect of the Demised Premises, including without limitation information regarding energy consumption and equipment.

5.2.2	The Landlord shall notify the Tenant whenever an EPC has been obtained in respect of the Demised Premises and its notice shall include a copy of the EPC and the reference number for the EPC;

5.2.3	If and to the extent the Existing EPC is no longer valid (as the result of the Tenant’s alterations or any default by the Tenant) to notify the Landlord and to obtain any EPC required to be provided from a reputable and appropriately qualified energy assessor.

6.	MISCELLANEOUS PROVISIONS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as follows

6.1	Power of Re-entry

6.1.1	If the rents hereby reserved or any part thereof shall at any time be in arrear and unpaid for twenty one days after the same shall have become due (whether legally demanded or not); or

6.1.2	If there shall be any breach of any of the covenants on the part of the Tenant contained in this Lease; or

6.1.3	An Event of Insolvency arises in relation to the Tenant or in relation to any surety who at any time guarantees the obligations of the Tenant under this Lease; or

6.1.4	If the Tenant suffers any distress or execution or any modern equivalent of these remedies to be levied on any goods including any action taken for the recovery of rent arrears from the Tenant under Commercial Rent Arrears Recovery for the time being on the Demised Premises which is not removed within fourteen days;

then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any right of action of the Landlord in respect of any antecedent breach of any of the covenants by the Tenant herein contained.

6.2	Cesser of Rent

If the Building and/or the Demised Premises or any part thereof or the means of access thereto are destroyed or damaged by any of the Insured Risks so far as to render the Demised Premises or any part thereof or access to them unfit for occupation and use then and so often as it happens (if at the date thereof the payment of any of the insurance monies has not been withheld or refused by reason of any act or default of the Tenant any person deriving title under the Tenant or their respective servants agents or licensees) the rent reserved under clause 2.1 and clause 2.2 and the service charge or a fair and just proportion thereof according to the nature and extent of the damage shall be suspended for so long as the Demised Premises or the access to them or the destroyed or damaged part thereof remain unfit for occupation and use by reason of such destruction or damage or for three years whichever shall be the shorter and if any dispute arises between the Landlord and the Tenant in regard to the amount or the period of the suspension of the said rent or otherwise in relation thereto it shall be referred to arbitration under the provisions of the Arbitration Act 1996.

6.3	No Implied Rights

Nothing herein contained shall (except as otherwise expressly provided) by implication of law or otherwise operate or be deemed to confer upon the Tenant any easement right or privilege whatsoever.

6.4	Development of Adjoining Property

The Landlord shall have the right at any time to make any alterations to or to pull down rebuild redevelop or otherwise deal with or use any Adjoining Property as it may deem fit without obtaining any consent from or making any compensation to the Tenant and the Tenant will not object to any planning application made by or on behalf of the Landlord in respect of the development or redevelopment of any Adjoining Property provided that the Landlord shall not materially interfere with the rights granted to the Tenant.

6.5	Restrictions affecting Adjoining Property

Nothing herein contained or implied shall give the Tenant the benefit of or the right to enforce or to have enforced or to prevent the release or modification of any covenant agreement or condition entered into by any purchaser from or by any lessee or occupier of the Landlord in respect of property not comprised in this Lease or areas over which rights are granted by this Lease for the benefit of the Tenant.

6.6	No Warranty as to Use

Notwithstanding the provisions as to the Permitted User contained in this Lease the Landlord does not hereby or in any other way give or make nor has given or made at any other time any representation or warranty that the Permitted User is or will be or will remain a permitted use within the provisions of the Planning Acts and notwithstanding that the Permitted User is not a permitted use as aforesaid the Tenant shall remain fully bound and liable to the Landlord in respect of the obligations undertaken by the Tenant by virtue of this Lease without any compensation recompense or relief of any kind whatsoever.

6.7	Exclusion of Representations

The Tenant acknowledges that this Lease has not been entered in reliance wholly or partly upon any statement or representation made by or on behalf of the Landlord save insofar as any such statement or representation is expressly set out in this Lease or has been made in writing by the Landlord’s solicitors to the Tenant’s solicitors before the date of entry into this Lease.

6.8	Disputes

Any dispute arising as between the Tenant and the tenants or occupiers of any property adjoining neighbouring or opposite to the Demised Premises belonging to the Landlord as to any easement right or privilege in connection with the user of the Demised Premises and such property adjoining neighbouring or opposite to the Demised Premises or as to the party or other walls separating the Demised Premises from the adjoining property or as to the amount of any contribution towards the expenses of works to services used in common with any other property shall be decided by the Landlord’s Surveyor whose decision shall be binding upon all parties to the dispute (save in the case of manifest error).

6.9	Removal of Tenant’s Property

6.9.1	If at such time as the Tenant has vacated the Demised Premises at the end of the Term any property of the Tenant shall remain in or on the Demised Premises and the Tenant shall fail to remove the same within fourteen days after being requested in writing by the Landlord so to do then the Landlord may as the agent of the Tenant sell such property and shall then hold the proceeds of sale after deducting the costs and expenses of removal storage and sale properly incurred by it to the order of the Tenant.

6.9.2	The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the mistaken belief held in good faith (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant.

6.10	Surrender of Easements

At any time during the Term the Tenant will at the request of the Landlord enter into a deed of variation of this Lease to give up or alter rights of access and easements granted hereunder which are not reasonably necessary for the use and/or enjoyment of the Demised Premises or which the Superior Landlord reasonably requires to be varied as part of the redevelopment of the whole or part of the Science Park so long as the alternative rights of access or other easements are no less convenient than those hereby granted and provided that the Superior Landlord indemnifies the Tenant in respect of any cost and expense reasonably incurred by the Tenant either relating to any such deed of variation or with regard to the cost of any works required to the Demised Premises or the Science Park which are the result of such request from the Superior Landlord and which are approved by the Superior Landlord (such approval not to be unreasonably withheld).

6.11	Notices

The provisions of Section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 shall apply to all notices required to be served hereunder provided that while the Tenant is a company incorporated in England and Wales all notices shall be served on its registered office for the time being.

6.12	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Lease or its subject matter or formation (including non-contractual disputes or claims).

6.13	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Lease shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

6.14	Break Clause

6.14.1	In this clause the following definitions apply:

Landlord Break Date: 24 March 2024.

Break Notice: written notice to terminate this Lease.

6.14.2	The Landlord may terminate this Lease by serving a Break Notice on the Tenant at least nine months before the Landlord Break Date.

6.14.3	The Tenant may terminate this Lease by serving a Break Notice on the Landlord at any time giving at least six months’ notice of the intended date of termination (“Tenant Break Date”).

6.14.4	The Break Notice shall be in writing and, for the purposes of this clause, writing does not include facsimile transmission or email.

6.14.5	Following service of a Break Notice pursuant to clause 6.14.2 this Lease shall terminate on the Landlord Break Date.

6.14.6	Following service of a Break Notice pursuant to clause 6.14.3 this Lease shall terminate on the date specified in such Break Notice provided that the Tenant yields up the Demised Premises free from third party rights of occupation.

6.14.7	Time shall be of the essence in respect of all time periods and limits in this clause.

6.14.8	Termination of this Lease pursuant to this clause shall be without prejudice to any right or remedy of either party in respect of any antecedent breach of the covenants or conditions on the part of the other in this Lease, including any covenants expressed to be complied with before the end of the Term.

6.14.9	If this Lease terminates in accordance with this clause 6.14 within 14 days after the relevant break date the Landlord shall refund to the Tenant the proportion of the rents and any Value Added Tax payable in respect of them paid in advance by the Tenant for the period from and excluding the relevant break date up to and excluding the next quarter day calculated on a daily basis.

6.15	Uninsured risks

6.15.1	In this Clause 6.15 (Uninsured Risks), an “Uninsured Risk” means any risk, or some aspect of any risk, which would be covered by the risks itemised in the definition of “Insured Risks” but which:

(a)	is excluded from being so by reason of withdrawal of cover by the insurer and which is not otherwise available to be insured in the London insurance market; or

(b)	is withdrawn from cover by the Superior Landlord on the grounds that in the Superior Landlord’s reasonable opinion cover cannot be placed in the London insurance market at reasonable commercial rates or on reasonable commercial conditions.

6.15.2	An Insured Risk does not become an Uninsured Risk for the purposes of clause 6.15(a) by reason only of:

(a)	being excluded, or partially excluded, from cover due to standard exclusion provisions on the policy;

(b)	rejection by the insurer of liability, or some part of it, due to vitiation by the Tenant; or

(c)	infringement by the Landlord of policy conditions for the maintenance of cover.

6.15.3	The obligations of the Tenant to repair and to decorate, and to yield up in repair and decorated, the Demised Premises do not apply to damage or destruction caused by an Uninsured Risk.

6.15.4	The provisions of this clause 6.15 (Uninsured Risks) apply if the Building (whether or not directly affecting the Demised Premises) is damaged or destroyed by an Uninsured Risk so as to make the Demised Premises unfit for occupation, use or enjoyment.

6.15.5	If the damage or destruction referred to in clause 6.15.4 occurs, the Superior Landlord may within 12 months after the date of the damage or destruction elect to rebuild or reinstate the Demised Premises by giving notice to the Tenant to that effect and if the Superior Landlord so elects the Landlord shall use its reasonable endeavours to procure that the Superior Landlord rebuilds or reinstates the Building.

6.15.6	The Superior Landlord may at any time before it has made an election under clause 6.15.5 decide not to rebuild or reinstate the Building and if the Superior Landlord does so the Landlord may terminate this Lease by giving notice to the Tenant to that effect to expire immediately.

6.15.7	If the Superior Landlord has not made an election under clause 6.15.5 within 12 months after the date of damage or destruction of the Building, the Tenant may terminate this Lease by giving to the Landlord notice to that effect at any time thereafter to expire immediately unless the Superior Landlord has made such an election in the meantime.

6.15.8	During the period before the Superior Landlord makes an election under clause 6.15.5 or terminates this Lease under clause 6.15.6, the rent and service charge and insurance premiums reserved by this Lease, or a fair proportion of them according to the nature and extent of the damage or destruction sustained, are to be suspended and cease to be payable and in case of dispute the matter shall be referred to arbitration under the provisions of the Arbitration Act 1996.

6.15.9	If the Superior Landlord has not commenced rebuilding or reinstating the Building within twelve months after making the election under clause 6.15(e), the Tenant may terminate this Lease by giving to the Landlord notice to that effect at any time thereafter to expire immediately, unless the Superior Landlord has commenced rebuilding or reinstating the Building before the expiry of the notice.

6.15.10	If the Superior Landlord has not practically completed the works of rebuilding or reinstating the Building (as evidenced by the issue of the certificate or statement of practical completion under the building contract for the works) within the period of three years after making the election under Clause 6.15.5, then either the Landlord or the Tenant may terminate this Lease by giving to the other not less than six months’ notice to that effect to expire at the end of that period, unless practical completion has taken place before the expiry of the notice.

6.15.11	On the expiry of any notice of termination given under this Clause 6.15 (Uninsured Risks), this Lease will terminate unless provided otherwise, but without affecting any liability arising from a breach of covenant or condition which has occurred before then.

6.16	Retention of Insurance Proceeds

On the termination of this Lease under clause 6.15 (Uninsured Risks) or if this Lease is terminated by the operation of the doctrine of frustration or otherwise, the Tenant is not to be entitled to any of the proceeds of insurance for its exclusive benefit.

6.17	Landlord and Tenant Act 1954

6.17.1	The Landlord and the Tenant confirm that.

(a)	On the 7 day of March 2018 the Landlord served on the Tenant the notice referred to in Section 35(A)(3) of the Landlord and Tenant Act 1954 (as amended) applying to the tenancy created by this lease before the Tenant entered into this lease or became contractually bound to do so;

(b)	The Tenant or a person duly authorised by the Tenant to do so made a simple declaration dated [1] day of [March] 2018 in accordance with the requirements of Section 38(A)(3)(b) of the Landlord and Tenant Act 1954 (as amended).

6.17.2	Where the Statutory Declaration was made by a person other than the Tenant the Tenant confirms that such person was duly authorised by the Tenant to make the Statutory Declaration on its behalf.

6.17.3	The Landlord and the Tenant agree that the provisions of Sections 24 to 28 of the Landlord and Tenant Act 1954 (as amended) are excluded in relation to the tenancy created by this Lease.

6.18	Agreement for Lease

There is no agreement for lease to which this Lease gives effect.

7.             NEW LEASE

This Lease is a new tenancy for the purposes of the 1995 Act.

IN WITNESS whereof the parties to this Lease have executed and delivered this Lease as a deed the day and year first above written.

SCHEDULE 1

Part 1- Particulars of the Demised Premises

All those premises situate on the part of the Second Floor of the Building shown edged in red on plan D annexed to this Lease including:

1	the internal plaster or other finishes of all boundary and structural walls but excluding any integral part of the external wall cladding;

2	all non-structural walls situate wholly within the Demised Premises;

3	all internal windows and window frames including the glass in the windows;

4	all floor coverings the floor ducting and floor screed but excluding the concrete floor slabs;

5	the ceiling finishes including any suspended ceilings and the cavity above any suspended ceilings but excluding the concrete floor slabs;

6	the toilets and cloakrooms within the Demised Premises;

7	all plant, machinery and Conduits solely serving the Demised Premises and located therein; and

8	all improvements and additions made to the Demised Premises, but excluding:

9	the exterior and main structure of the Building including foundations, roofs, load-bearing wall, load bearing columns;

10	the airspace within any service risers that run through the Demised Premises; and

11	any plant machinery and Conduits serving the Demised Premises in common with other parts of the Building.

Part 2- Easements and Rights Granted

1	A right of way at all times for the Tenant and all others authorised by it (in common with the Superior Landlord and all others authorised by it or otherwise having the like right) to pass to and from the Science Park from and to the public highway with or without vehicles and for all proper purposes connected with the use and enjoyment of the Demised Premises over and along the Main Access Road Provided That so long as adequate access is maintained the Superior Landlord may obstruct parts of the Main Access Road where and for as long as is necessary for the purpose of carrying out repairs to the Main Access Road subject to the Superior Landlord using reasonable endeavours to keep such obstruction or interruption to a minimum insofar as it is reasonably practicable to do so.

2	A right of way at all times for the Tenant and all others authorised by it (in common with the Superior Landlord and all others authorised by it or otherwise having the like right) to pass to and from the Demised Premises and the Car Park with or without vehicles and for all proper purposes connected with the use and enjoyment of the Demised Premises over and along the common service roads and cycle paths and accessways and on foot only over the common footpaths from time to time within the Science Park Provided That so long as adequate access is maintained the Superior Landlord may temporarily obstruct parts of the common service roads and cycle paths and accessways and footpaths where and for as long as reasonably necessary for the purpose of carrying out repairs to the common service roads accessways and footpaths.

3	Subject as otherwise provided in this Lease full and free right of running of gas, electricity water soil drainage air smoke and other effluvia telecommunications services and data from and to the Demised Premises through the Conduits now or at any time during the Term running through under or over the remainder of the Building and/or Science Park and the land between the Science Park and the mains services and serving the Science Park or the Demised Premises.

4	The right for the Tenant and all persons authorised by it (in common with the Landlord and all other persons having the like right) to use the Common Parts for all proper purposes in connection with the use and enjoyment of the Demised Premises.

5	The right of support as now or hereafter enjoyed by the Demised Premises from any other parts of the Building.

6	The right for the Tenant and all persons authorised by it to park a maximum of 17 private motor vehicles in the car parking spaces within the Car Park nominated by the Superior Landlord from time to time.

7	The right for the Tenant and all persons authorised by it (in common with the Landlord and all other persons having the like right) to:

7.1	park private motor vehicles in the disabled car parking spaces in the Car Park subject to such vehicles correctly displaying a valid Blue Badge;

7.2	park private motor vehicles belonging to visitors to the Tenant in the visitor car parking spaces in the Car Park;

7.3	use the electric car charging spaces provided from time to time by the Landlord in the Car Park;

7.4	to use the cycle storage areas in the Car Park edged orange on plan C annexed to the Superior Lease for the parking of bicycles.

8	The right of access and egress for the Tenant and all persons authorised by it to the boilers and plant forming part of the Demised Premises and exclusively serving the Demised Premises which are located in another part of the Building (if any) on reasonable prior notice to the occupier of such other part of the Building (save in emergency when as much notice as practicable shall be given).

9	The right for the Tenant of the Demised Premises to have its name displayed on any tenants’ directory board erected by the Superior Landlord at the Building to a maximum of one name.

10	A right for the Tenant and all others authorised by it (in common with the Landlord and all others authorised by it or otherwise having the like right) to use the atrium/reception area within the ground floor of the Building for all proper purposes connected with the Permitted User.

Part 3- Exceptions and Reservations

The following rights to the Landlord and its tenants of the Science Park and every part thereof and all other persons at any time authorised by the Landlord or otherwise having the like right:

1	the right of running water soil gas electricity the flow of air and the passage of smoke or other effluvia from and to any other part or parts of the Science Park and the buildings which now are or may hereafter during the Term be erected thereon through the Conduits which now are or may hereafter at any time during the Term be in upon over or under the Demised Premises;

2	the right during the Term to build additional or relay any Conduits over through or under the Demised Premises in connection with any adjoining or neighbouring property now or hereafter during the Term belonging to the Landlord and whether or not forming part of the Science Park and to enter upon the Demised Premises for that purpose the persons exercising such rights doing as little damage as practicable to the Demised Premises and making good all damage to the Demised Premises caused thereby as soon as is reasonably practicable;

3	the right to make (and to retain) connections with any Conduits which now are or may hereafter during the Term upon in the Demised Premises and to enter upon the Demised Premises for that purpose (where such work cannot reasonably be carried out without access to the Demised Premises) the person or persons exercising such right doing as little damage as practicable to the Demised Premises and making good all damage done thereto as soon as is reasonably practicable;

4	the right at any time or times to divert (or substitute new Conduits for) any Conduits now or at any time during the Term serving the Demised Premises or any part thereof and the right to enter upon the Demised Premises for that purpose (where such work cannot reasonably be carried out without access to the Demised Premises) subject to the person exercising such right doing as little damage and causing as little inconvenience and as little interference with the Tenant’s use and enjoyment of the Demised Premises as reasonably possible in the exercise of such right and making good any damage caused to the Demised Premises as soon as is reasonably practicable;

5	full right and liberty to enter upon the Demised Premises for the purposes specified in clause 3 of this Lease;

6	where the Tenant (in its absolute discretion) consents, the right to enter the Demised Premises to carry outworks to the Demised Premises to improve their Environmental Performance;

7	all rights of support and other easements and rights over the Demised Premises now or hereafter enjoyed by the remainder of the Building and any nearby premises or any other premises now or during the Term belonging to the Landlord or by any tenants of the Landlord on the Science Park;

8	the right to the unimpeded access of light and air over the Demised Premises to the windows and openings of nearby premises as existing and belonging to the Landlord at the date hereof;

9	the right at any time and for any purposes to erect a new building or to alter any building for the time being on any nearby premises or any other premises now or during the term belonging to the Landlord in any manner whatsoever and to use or let the same for any purpose or otherwise deal therewith and the right to grant consent to any person so erecting or altering notwithstanding that such erection or alteration may diminish the access of light and air enjoyed by the Demised Premises.

Part 4 - Documents Affecting Title

The covenants conditions restrictions and stipulations contained or referred to in official copies for title number ON324755 dated 20th December 2017 and timed at 16:54:48 and in official copies for title number ON323918 dated 20th December 2017 and timed at 16:54:48 in so far as these are capable of affecting the Demised Premises.

SCHEDULE 2

Provisions for the review of the principal rent

1	The yearly rent will increase in the same proportion as the yearly rent reserved by the Superior Lease on the Review Date under the Superior Lease.

2	The yearly rent may also be adjusted from time to time to reflect changes in the price paid by the Landlord for electricity, water and other services to the Second Floor.

3	The Landlord will notify the Tenant of any communication received by the Landlord from the Superior Landlord in relation to the review of the rent under the Superior Lease. The Landlord will allow the Tenant to comment on the rent review proposed for the Superior Lease and will pass on or incorporate any reasonable comments or representations made by the Tenant.

4	The Landlord will notify the Tenant of changes to the yearly rent in writing. If there is any dispute as to the level of the yearly rent, either the Landlord or the Tenant may at any time apply to the President to appoint a Surveyor to determine the yearly rent. The yearly rent will not be finally ascertained until it has been approved by the Superior Landlord.

5	MANNER OF DETERMINATION

5.1	The Surveyor will act as an arbitrator in accordance with the Arbitration Act 1996 or (if the Landlord so elects by notice in writing) an expert.

5.2	The Surveyor shall not start acting until his appointment has been approved by the Superior Landlord.

5.3	The Surveyor shall be a partner or director in a practice of Chartered Surveyors and he shall have experience in valuing properties similar to the Demised Premises.

5.4	If the Surveyor acts as an arbitrator, the decision of the Surveyor shall be final and binding on the parties.

5.5	If the Surveyor acts as an expert, the Surveyor shall afford each of the parties an opportunity to make written representations and cross-representations to him.

5.6	The costs of the reference shall be in the award of the Surveyor whose decision shall be final and binding on the Landlord and the Tenant and, failing such award, the costs shall be borne by the Landlord and the Tenant in equal shares.

5.7	If one party upon publication of the award of the Surveyor shall pay all the Surveyor’s fees and expenses, such party shall be entitled to recover on demand such proportion as the Surveyor shall award against the other party.

6	APPOINTMENT OF SUBSTITUTE SURVEYOR

If the Surveyor refuses to act or is incapable of acting or dies, either the Landlord or the Tenant may apply to the President for the appointment of a further Surveyor to act in the same capacity.

7	ASCERTAINMENT AFTER REVIEW DATE

If by a Review Date the yearly rent payable from that Review Date has not been ascertained the Tenant shall continue to pay the yearly rent at the rate payable immediately preceding that Review Date and within fourteen days after such ascertainment the Tenant shall pay to the Landlord:

7.1	the amount of the difference between the yearly rent so paid and the yearly rent ascertained for the period commencing on such Review Date and ending on the quarter day following such ascertainment; and

7.2	interest at the Base Rate prevailing on the date of ascertainment in respect of each instalment of the yearly rent due on or after such Review Date on the amount by which each instalment of the yearly rent so ascertained which would have been paid on such Review Date or a subsequent quarter day exceeds the amount so paid on account and such interest shall be payable for the period from the date upon which the relevant instalment was due up to the date of payment which sums shall be recoverable as arrears of rent.

8	STATUTORY RESTRICTIONS

If at any time there is by virtue of any statute a restriction upon the Landlord’s right to review the yearly rent or upon the right of the Landlord to recover the yearly rent otherwise payable following a Review Date, then upon the ending, removal or modification of any such restriction the Landlord may at any time thereafter give to the Tenant notice requiring an additional rent review as at a date specified in the notice which date shall not be earlier than one month after the giving of the notice and shall for the purpose of this Schedule be a Review Date.

9	EXECUTION OF MEMORANDUM

9.1	Within one month of the amount of any increased yearly rent being ascertained in accordance with this Schedule the parties to the Lease will execute a memorandum recording the amount of the yearly rent and each party shall bear their own costs in this regard.

9.2	Failure to complete a memorandum of the increased yearly rent shall not prevent the yearly rent from being payable by the Tenant and recoverable by the Landlord in accordance with this Lease.

SCHEDULE 3

Part 1 - Provisions relating to the Service Charge

1	Such proportion of the rents and other costs payable by the Landlord pursuant to the Superior Lease as is reasonably attributable to meeting rooms, corridors and other premises used or intended for use by the occupiers of the Second Floor.

2	Maintaining repairing operating and (as often as occasion shall reasonably require) replacing the boilers heating apparatus comfort cooling ventilation plant and all plant generators and other equipment from time to time serving the whole of the Second Floor.

3	Maintaining repairing testing and (as often as occasion shall reasonably require) replacing sprinklers and other fire-fighting equipment serving the Second Floor.

4	Providing and maintaining such security systems and employing such security personnel as the Landlord may consider necessary in respect of the Second Floor.

5	Effecting insurance against third party employers and public liability in respect of the Second Floor.

6	Effecting insurance in respect of lifts boilers and electrical or mechanical equipment and apparatus serving the Second Floor.

7	The wages (which shall include pensions national insurance contributions and other expenses properly incurred by the Landlord in connection with their employment) and business accommodation (including the rental value (as reasonably assessed by the Landlord) of accommodation provided) for such staff as shall be employed in connection with the matters mentioned in this part of this Schedule.

8	Professional fees reasonably incidental to any of the matters mentioned in this part of this Schedule and the reasonable costs to the Landlord of managing the Second Floor which if the Landlord manages them may include a reasonable management charge (not exceeding 10%) in respect of its services including the cost of computing and collecting the service charges and other payments payable hereunder (but not pursuing arrears) and the auditing of the annual certificate in respect of the service charge.

9	The provision maintenance or replacement of any plant equipment machinery vehicle chattel or thing used by the Landlord or such agents staff or servants for any of the above mentioned purposes which the Landlord may in its reasonable discretion from time to time consider desirable including the costs of renting or hiring such plant machinery or equipment.

10	All outgoings (including rates and the cost of public services) in connection with any Common Parts or the Demised Premises.

11	All bank and other charges in relation to the setting up and maintaining of any bank account by the Landlord or its managing agents in respect of the Building service charges and all interest properly incurred by the Landlord in relation thereto.

12	The supply of electricity and gas to the Demised Premises and the Common Parts.

13	The amount of any Value Added Tax or any other similar tax charge or duty payable in respect of the provision of services by the Landlord which is not recoverable by the Landlord.

14	Such other works and services as the Landlord shall reasonably consider ought to be carried out and provided for the benefit of the Second Floor or for the proper maintenance and servicing of the Second Floor or any part of them.

Part 2 - Calculation of Tenant’s Proportion

1	The annual amount of the service charge payable by the Tenant for the Second Floor Services shall be a fair and reasonable proportion of the costs, expense and outgoings expended and incurred in supplying the Second Floor Services incurred by the Landlord in the year to which the same relates and the said service charge shall be apportioned on a day to day basis in respect of the first and last years of the Term Provided Always that if the Landlord shall hereafter so reasonably determine the Tenant’s Proportion may be altered in such manner as the Landlord shall from time to time consider to be fair and equitable.

2	The Landlord shall at all times keep an account of all such costs expenses and outgoings as aforesaid expended or incurred in supplying the Second Floor Services during each year down to the thirty-first day of July (every reference to a year made in this Schedule shall unless the Landlord shall otherwise determine mean a reference to a year down to the thirty-first day of July) and such account with all necessary supporting receipts and other documentation shall be open to inspection by the Tenant at all reasonable times for a period of two months from the account being supplied to the Tenant and every entry in such account shall (in the absence of manifest error) be sufficient evidence of the expenditure recorded therein.

3	As soon as may be before or after the beginning of every year, the Landlord or its managing agents shall make a reasonable estimate of the anticipated amount of the said costs expenses and outgoings to be incurred in the ensuing year and shall notify the Tenant accordingly.

4	During each year in respect of which such estimate shall have been made, the Tenant shall pay to the Landlord on account of the Tenant’s liability hereunder an amount equal to the Tenant’s Proportions of such estimate and one twelfth thereof shall be paid in advance on the first day of each calendar month in respect of every calendar month of such year comprised in the Term Provided Always that if the Tenant shall not be notified of such estimate until after the commencement of any year the Tenant shall within seven days of the receipt of such notification pay to the Landlord such monthly payments as would otherwise have become payable by the Tenant in respect of the period from the commencement of the relevant year to the date of such notification had the Tenant been notified of such estimate prior to the commencement of the relevant year.

5	As soon as possible after the end of every year, the Landlord or its managing agents shall issue a certificate which shall be audited by an independent and duly qualified auditor certifying the total amount of the said costs expenses and outgoings for the preceding year and such certificate shall (in the absence of manifest error) be conclusive and binding upon the Tenant and the Landlord shall supply the Tenant with a summary of the said costs expenses and outgoings in addition to the certificate.

6	Within fourteen days after the delivery to the Tenant of a copy of the certificate as aforesaid such payment shall be made to the Tenant or the Tenant shall make such payment to the Landlord as shall be requisite for ensuring that the Tenant has paid the Tenant’s Proportion of all the costs expenses and outgoings as aforesaid in respect of the preceding service charge year Provided Always that the provisions of this paragraph shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination as aforesaid.

7	Notwithstanding any other provision of this Schedule 3 or this Lease the Tenant shall not be liable to contribute towards the cost of any redevelopment of any part of the Science Park.

8	The Landlord shall not be entitled to recover from the Tenant by way of the Tenant’s Proportion:

8.1	Costs attributable to other accommodation within the Science Park designated and intended for letting but which are currently vacant;

8.2	The initial provision of any items that are part of the original design and construction of the Building, its plant, fabric or equipment, together with the initial setting up that is part of the development of the Building as per the plans and specifications annexed to the Agreement for Lease;

8.3	The cost of remedying any Latent Defects in any part of the Building other than the Demised Premises.

SCHEDULE 4

Science Park Regulations and Stipulations

1	No rubbish or waste materials shall be burnt on the Science Park.

2	There shall be no open storage of materials or goods or refuse on the Science Park.

3	The Main Access Road and the common service roads accessways and footpaths from time to time upon the Science Park shall not at any time be obstructed and no motor or other vehicle shall be parked or left on any of the common service roads accessways or footpaths.

4	Compliance with all speed parking or other reasonable regulations and traffic directions which the Landlord may from time to time make (in the interests of the owners and occupiers of the Science Park or any part thereof or of road safety) in respect of the common roads footpaths and ways on the Science Park.

5	Facilities for the keeping of refuse in proper receptacles readily accessible for collection shall be provided by the Tenant within buildings on the Science Park or in an external compound for rubbish suitably screened and located.

6	Compliance with all reasonable security arrangements for the Science Park or any part thereof from time to time required by the Landlord.

7	No sign or advertisement shall be erected or affixed to the exterior of any building on the Science Park or within the curtilage of any building except such as shall be approved in writing by the Landlord and all signs erected shall conform with signs erected throughout the Science Park.

8	No explosive or inflammable oils petrol or substances shall be stored or used on the Demised Premises or any part thereof (other than fuel in the tanks of vehicles parked in any parking spaces or bays) without due compliance with the requirements of the insurers of the Demised Premises and all statutory requirements.

9	No aerials satellite dishes chimneys vents or flues shall be erected which shall be visible from any other part of the Science Park.

10	No electronic equipment shall be used or signals emitted which may interfere with any electronic equipment used on any other part of the Science Park.

11	Such further or other reasonable regulations or stipulations as the Landlord may from time to time deem reasonably necessary for the orderly safe or convenient management of the Science Park.

EXECUTED as a DEED by		)
OXFORD SCIENCES		)
INNOVATION PLC acting by:-)

Director			/s/ Jim Wilkinson

in the presence of:-)

Signature of Witness: /s/ Kate O'Brien

Name of Witness: Kate O'Brien

Address:	1 Aston St.
Oxford
OX4 1EW

Occupation:	Lawyer

EXECUTED as a DEED by		)
VACCITECH LIMITED		)
acting by:-)

Director			/s/ Thomas G. Evans

in the presence of:-)

Signature of Witness: /s/ Pippa Rathbone

Name of Witness: Pippa Rathbone

Address:	4 Weavers Branch
Thame, OX4 4GE

Occupation:	Administrator